Exhibit 23 (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 28 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 15, 1998, relating to the financial statements and financial highlights appearing in the April 30, 1998 Annual Report of The AAL U.S. Government Zero Coupon Target Fund, Series 2001 and The U.S. Government Zero Coupon Target Fund, Series 2006 (two of the funds comprising The AAL Mutual Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information.


/s/ Price Waterhouse  LLP

Price Waterhouse LLP
Milwaukee, Wisconsin
June 23, 1998